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                    November 1, 2023

       David Stybr
       Chief Executive Officer
       Livento Group, Inc.
       17 State Street
       New York, New York

                                                        Re: Livento Group, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            Filed March 31,
2023
                                                            File No. 000-56457

       Dear David Stybr:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Frank Hariton